Exhibit 10.1
FIRST AMENDMENT TO 2007 AGREEMENT
     This First Amendment (this “Amendment”) to the 2007 Agreement by and between A. Schulman, Inc. (the “Corporation”) and a group of investors led by Barington Capital Group, L.P. (collectively, the “Barington Group”) dated as of November 15, 2007 (the “2007 Agreement”), is hereby made as of this 10th day of October, 2008 by the Corporation and the Barington Group.
     WHEREAS, on November 15, 2007, the Corporation entered into the 2007 Agreement with the Barington Group in order to avoid a proxy contest at the 2007 Annual Meeting of Stockholders;
     WHEREAS, pursuant to Section 7 of the 2007 Agreement, the Corporation and the Barington Group agreed to the formation of a special committee of the Board of Directors (the “Special Committee”), consisting of John B. Yasinsky, Willard R. Holland, Michael A. McManus, Jr., Howard R. Curd, James A. Mitarotonda and the Corporation’s Chief Executive Officer, with Mr. Curd serving as chairman, to explore all strategic alternatives to maximize and improve stockholder value, including, without limitation, a strategic acquisition, merger or sale of the Corporation;
     WHEREAS, the Corporation and the Barington Group now desire to amend Section 7 of the 2007 Agreement to permit Director Lee D. Meyer to serve as a member of the Special Committee of the Corporation’s Board of Directors; and
     WHEREAS, pursuant to Section 13 of the 2007 Agreement, James A. Mitarotonda has been irrevocably appointed as attorney-in-fact and representative for all members of the Barington Group, and has full power and authority to execute this Amendment.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Membership of Special Committee. Paragraph 7(a) of the 2007 Agreement shall be amended to read (in its entirety) as follows:
     (a) Concurrently with the execution of this Agreement, the Board will form a special committee (the “Special Committee”) consisting of John B. Yasinsky, Willard R. Holland, Michael A. McManus, Jr., Howard R. Curd, Lee D. Meyer and Mitarotonda, and the Company’s Chief Executive Officer serving as a nonvoting member (with Mr. Curd serving as Chairman) to explore all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Company.
2. No Further Amendment. Except as otherwise amended hereby, all terms of the 2007 Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

A. SCHULMAN, INC.
By:	/s/ Joseph M. Gingo
Name:	Joseph M. Gingo
Title:	President and Chief Executive Officer

BARINGTON REPRESENTATIVE
By:	/s/ James A. Mitarotonda
Name:	James A. Mitarotonda